SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         Filed by the registrant [X]
         Filed by a party other than the registrant[ ]

         Check the appropriate box:
         [ ]     Preliminary proxy statement
         [X]     Definitive proxy statement
         [ ]     Definitive additional materials
         [ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      MAGICWORKS ENTERTAINMENT INCORPORATED
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (Check the appropriate box):
[X]      No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:

                                       N/A
-------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

                                       N/A
-------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                       N/A
-------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

                                       N/A
-------------------------------------------------------------------------------

         (5) Total fee paid:

                                       N/A
-------------------------------------------------------------------------------

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

-------------------------------------------------------------------------------

         (2) Form, schedule or registration statement no.:

-------------------------------------------------------------------------------

         (3) Filing party:

-------------------------------------------------------------------------------

         (4) Date Filed:

-------------------------------------------------------------------------------

                      MAGICWORKS ENTERTAINMENT INCORPORATED


                930 WASHINGTON AVENUE, MIAMI BEACH, FLORIDA 33139

                            -------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 19, 1997

                            -------------------------



To the Stockholders of Magicworks Entertainment Incorporated:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Magicworks Entertainment Incorporated, a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, June 19, 1997, at the Aurora Country Club, 50 Trails End, Aurora, Ohio for the following purposes:

         (1) To elect six members to the Company's Board of Directors to hold office until the Company's 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

         (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on June 2, 1997 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                            By Order of the Board of Directors


                                            Brad Krassner
                                            CO-CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

Miami Beach, Florida
June 4, 1997

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL STOCKHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1997 ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                      MAGICWORKS ENTERTAINMENT INCORPORATED

                       -----------------------------------

                                 PROXY STATEMENT

                       -----------------------------------



         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Magicworks Entertainment Incorporated, a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at 10:00 a.m., local time, on Thursday, June 19, 1997 at the Aurora Country Club, 50 Trails End, Aurora, Ohio, or at any adjournment(s) or postponements(s) thereof, pursuant to the foregoing Notice of Annual Meeting of Stockholders.

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is June 4, 1997. Stockholders should review the information provided herein in conjunction with the Company's 1996 Annual Report to Stockholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 930 Washington Avenue, Miami Beach, Florida 33139, and its telephone number is (305) 532-1566.


                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

         (1) To elect six members to the Company's Board of Directors to hold office until the Company's 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

         (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted FOR the election of the nominees for director named below. In the event a stockholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

         The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on June 2, 1997 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 24,394,300 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Any other matter that may be submitted to a vote of the stockholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted in opposition to the matter, unless such matter is one for which a greater vote is required by law or by the Company's Certificate of Incorporation or Bylaws. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

         Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

         A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be available at the Company's offices, 930 Washington Avenue, Miami Beach, Florida 33139, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.


                               SECURITY OWNERSHIP

         The following table sets forth information, as of May 15, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the Company's Named Executive Officers (as defined hereafter), (iii) each director and nominee for election as a director and (iv) all directors and officers of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to of the shares shown as beneficially owned by them.

                                                                                                  PERCENTAGE OF
                                                                                                   OUTSTANDING
                                                                      AMOUNT AND NATURE OF            SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                               BENEFICIAL OWNERSHIP            OWNED(2)
--------------------------------------                                --------------------        -------------

Joe Marsh.....................................................               8,487,012                 34.8%

Brad Krassner.................................................               3,232,426                 13.3%

Lee Marshall..................................................               3,460,872                 14.2%

Glenn Bechdel.................................................               3,228,846                 13.2%

H. Yale Gutnick...............................................                  10,000(3)                 *

Ronald J. Korn................................................                   2,000(3)                 *

John W. Ballard...............................................               1,188,001                  4.9%

Stephen Boulay................................................                 132,000                    *

All directors and executive officers as a group (10 persons)..              20,364,850                 83.5%

*      Less than 1%.

(1) Each beneficial owner has an address in care of Magicworks Entertainment Incorporated, 930 Washington Avenue, Miami Beach, Florida 33139.

(2)   Based on a total of 24,394,300 shares outstanding.

(3) Includes 2,000 shares issuable upon exercise of presently exercisable options to purchase Common Stock at an exercise price of $4.00 per share. Such options were granted pursuant to the Company's Directors Stock Option Plan.

                         ELECTION OF DIRECTORS; NOMINEES

         The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than two nor more than nine members with the exact number to be fixed from time to time by the Board of Directors in the manner set forth in the Company's By-Laws. The Board of Directors has fixed at six the number of directors that will constitute the Board of Directors for the ensuing year. Each of the six persons currently serving on the Board of Directors is nominated for election as a director to serve until the next Annual Meeting and until the director's successor is duly elected and qualified. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Annual Meeting, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.

         The following table sets forth certain information as to the persons nominated for election as directors of the Company at the Annual Meeting.

                                             NOMINEES FOR DIRECTOR


                 NAME                       AGE                          POSITION                     DIRECTOR SINCE
-----------------------------------------  ----     -----------------------------------------------   --------------

Brad Krassner.......................        45      Co-Chairman of the Board and Chief Executive           1996
                                                       Officer

Joe Marsh...........................        43      Co-Chairman of the Board                               1996

Lee Marshall........................        39      President, Chief Operating Officer and Director        1996

H. Yale Gutnick.....................        54      Director                                               1996

Ronald J. Korn......................        56      Director                                               1996

John W. Ballard.....................        49      Director and Chief Executive Officer of                1997
                                                       Magicspace Corporation


         BRAD KRASSNER co-founded Magicworks Entertainment Incorporated, a Florida corporation and the predecessor by merger to the business of the Company ("MEI") in June 1996, and has been the Company's Co-Chairman of the Board and Chief Executive Officer since the consummation of the merger of MEI into the Company (the "Merger") in July 1996. Mr. Krassner has had a diversified career in the production, promotion, marketing and merchandising of live entertainment. He has been in the entertainment business since 1974, when he was employed by the marketing department of Ringling Brothers Barnum & Bailey Circus. Over the past 20 years, Mr. Krassner has produced and/or presented a variety of touring shows, including "Ice Capades," "Moscow Circus," "Swatch Watch NYC Fresh Festival" and "The Kool Jazz Festivals." Mr. Krassner is responsible for all of the Company's strategic planning and development and oversees corporate expansion activities. See "Certain Transactions."

         JOE MARSH co-founded MEI and has been the Company's Co-Chairman of the Board since the consummation of the Merger. Mr. Marsh has been the president of Magic Promotions, Inc., a wholly-owned subsidiary of the Company ("MPI"), since 1988, and is primarily responsible for the production of the tour of "The Magic of David Copperfield." He also oversees the theatrical division, which has been responsible for the production of such shows as "Hello, Dolly!" starring Carol Channing, "Jesus Christ Superstar," "Man of La Mancha," "Ken Hill's The Phantom of the Opera," "South Pacific" starring Robert Goulet and "Elvis, a Musical Celebration." See "Certain Transactions."

         LEE MARSHALL co-founded MEI and has been the Company's President, Chief Operating Officer and a director since the consummation of the Merger. Mr. Marshall is responsible for the day-to-day operations of MPI, the Company's theatrical production division. He has been responsible for supervision of the production and promotion of such shows as "Hello, Dolly!" starring Carol Channing, "Jesus Christ Superstar," "Man of La Mancha," "Ken Hill's The Phantom of the Opera," "South Pacific" starring Robert Goulet and "Elvis, a Musical Celebration." Mr. Marshall also oversees the Company's booking agency division. Mr. Marshall also has served as the secretary and treasurer of MPI since 1984, and has been the president of Touring Artists Group, Inc., a wholly-owned subsidiary of the Company ("TAG"), since 1992. See "Certain Transactions."

         H. YALE GUTNICK served as a director of MEI from June 1996 until consummation of the Merger and has held the same position with the Company since the consummation of the Merger. Mr. Gutnick is the senior shareholder/member of the law firm of Strassburger McKenna Gutnick & Potter, which has offices in Pittsburgh, Pennsylvania and Greensburg, Pennsylvania. Mr. Gutnick graduated with honors from Ohio Wesleyan University in 1964 and from the University of Pittsburgh Law School in 1967. He began his legal career in the Honors Program with the United States Department of Justice in Washington, D.C., where he was a trial and appellate lawyer from 1967 through 1969, when he entered private practice in Pittsburgh, Pennsylvania. In the 25 years he has been in private practice, Mr. Gutnick has specialized in complex civil and criminal litigation and entertainment and media law.

         RONALD J. KORN, a certified public accountant and an attorney-at-law, has been a director of the Company since September 1996. Since July 1991, Mr. Korn has served as President of Ronald Korn Consulting, a business consulting firm, and as Chairman of the Board of Carole Korn Interiors, Inc., an interior design firm. From 1961 to 1991, Mr. Korn was a partner with the certified public accounting firm of KPMG Peat Marwick, including six years in which Mr. Korn served as Managing Partner of KPMG Peat Marwick's Miami, Florida office. Mr. Korn serves as a director of Engle Homes, Inc. and Vacation Break U.S.A., Inc., the common stock of each of which is publicly traded.

         JOHN W. BALLARD has been a director and the Chief Executive Officer of Magicspace Corporation, a wholly-owned subsidiary of the Company ("Magicspace") formerly known as Space Agency, Inc. since December 1996. Prior to the Company's acquisition of Space Agency, Inc. ("Space Agency") in December 1996, Mr. Ballard acted as the President of Space Agency since its founding in 1979. Mr. Ballard holds an MBA from the Harvard University Business School and a bachelor of science degree from Stanford University.

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are not employees also receive a stipend of $2,000 per meeting of the Board of Directors or of any Committee thereof upon which such director sits and a grant of an option to purchase 2,000 shares of Common Stock upon election as a director, and an option to purchase 2,000 shares of Common Stock upon re-election as a director, under the Company's Directors' Stock Option Plan. All such options are required to have an exercise price equal to not less than the fair market value of the Common Stock at the date of grant. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1996, the Board of Directors held two meetings. No director attended fewer than 75% of the meetings of the Board of Directors or any committee thereof held during fiscal year 1996 during the period of such director's service.

         The Compensation Committee currently consists of Messrs. H. Yale Gutnick and Ronald J. Korn. The Compensation Committee met one time in 1996. The primary function of the Compensation Committee is to review and approve the Company's compensation policies and practices, propose compensation levels for directors and officers, and propose changes in the Company's benefit plans.

         The Stock Option Committee currently consists of Messrs. H. Yale Gutnick and Ronald J. Korn. The Stock Option Committee met four times in 1996. The primary function of the Stock Option Committee is to review and approve the Company's stock option policies and practices, propose stock grant levels for directors, officers and employees, and propose changes in the Company's stock incentive plans.

         The Company does not have a Nominating Committee. The Company's Board of Directors performs the functions of a Nominating Committee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been met except that Ronald J. Korn filed a late report upon his appointment as a director of the Company.


                               EXECUTIVE OFFICERS

         Brad Krassner, Lee Marshall, Joe Marsh and John W. Ballard, each of whom is a director of the Company, are also executive officers of the Company and/or subsidiaries of the Company. Reference is made to the description of the business experience of such individuals set forth above under "Election of Directors."

         The other executive officers of the Company are as follows:

                        NAME                                 AGE                           POSITION
-----------------------------------------------------        ---          ---------------------------------------

Steven Chaby......................................            30          Chief Financial Officer

Glenn Bechdel.....................................            52          Vice President - Magic Promotions, Inc.

Larry Turk........................................            49          President and Chief Operating Officer -
                                                                             Magic Promotions, Inc.

Michel Vega.......................................            29          President - Touring Artists Group, Inc.


         STEVEN CHABY served as Chief Financial Officer and Treasurer of MEI from May 1996 until the consummation of the Merger and has held the same positions with the Company since the consummation of the Merger. Mr. Chaby is a certified public accountant in the State of Florida. From 1994 to 1996, Mr. Chaby was an accountant with Ernst & Young/Kenneth Leventhal Real Estate Group LLP, certified public accountants, in Miami, Florida. From 1991 to 1994, Mr. Chaby worked as an accountant with the certified public accounting firm of James and Surman in Boca Raton, Florida.

         GLENN BECHDEL has served as Vice President of MPI since 1983. Mr. Bechdel's primary responsibility since co-founding MPI in 1983 has been to act as operations officer of the transportation and merchandising division of such corporation. Since joining MPI, Mr. Bechdel has been active in all Company business and productions such as "The Magic of David Copperfield," "Elvis, a Musical Celebration," "Jesus Christ Superstar," and "South Pacific," among others.

         LARRY TURK, the Secretary of the Company and the President and Chief Operating Officer of Diamond Bullet Merchandising, Inc., a wholly-owned subsidiary of the Company ("DBM"), has been an officer of DBM since 1988, acting from 1988-1993 as the Vice President and Chief Operating Officer of DBM, and since that date in the offices he now holds.

         MICHEL VEGA has served as the President of TAG since March 1992. Mr. Vega has also served as Vice President and Senior Vice President of TAG. Prior to joining TAG, Mr. Vega was the tour director for NAMCO Booking, a theatrical booking agency.

         The Company's officers are elected annually and serve at the pleasure of the Board of Directors. See "Employment Agreements." There are no family relationships among any of the Company's executive officers and directors.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the aggregate compensation paid during each of the years ended December 31, 1996 and 1995 to each of the six most highly compensated executive officers of the Company during 1996. Such executive officers are sometimes referred to herein as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION
                                                  -------------------------------------------------------------------
NAME AND PRINCIPAL POSITION                       YEAR     SALARY     BONUS     ALL OTHER ANNUAL COMPENSATION (1)(2)
----------------------------------------------    ----    -------    -------    -------------------------------------

Brad Krassner                                     1996    $ 82,461     --                 $   170,000
Chief Executive Officer and Co-Chairman of        1995       --        --                 $   471,000
the Board

Joe Marsh                                         1996    $255,769     --                 $ 1,419,772
Co-Chairman of the Board                          1995    $300,000     --                 $ 2,081,057

Lee Marshall                                      1996    $170,769     --                 $   473,256
President and Chief Operating Officer             1995    $130,000     --                 $   760,044

Glenn Bechdel                                     1996    $128,462     --                 $   473,256
Vice President, Magic Promotions, Inc.            1995    $130,000     --                 $   701,839

John W. Ballard(3)                                1996    $150,000     --                 $ 1,472,861
President, Magicspace Corporation                 1995       --        --                          --

Stephen Boulay(3)                                 1996    $ 60,000   $90,000              $   133,470
Vice President, Magicspace Corporation            1995       --        --                          --

                                                         -----------

(1) The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.

(2) Each of the Named Executive Officers in the past has received S Corporation distributions based on their interests in certain of the Company's predecessors in interest (the "Constituent Corporations") or, in the case of Messrs. Ballard and Boulay, their interests in Space Agency, which was acquired by the Company in December 1996. The aggregate of such distributions received by Messrs. Krassner, Marsh, Marshall and Bechdel in 1995 were $223,210, $2,081,057, $760,044 and $701,839, respectively. The aggregate of such distributions received by Messrs. Krassner, Marsh, Marshall, Bechdel, Ballard and Boulay in 1996 were $145,040, $1,419,772, $473,256, $473,256, $1,472,861 and $133,470, respectively. In addition, Mr.
     Krassner received management fees in 1995 and 1996 paid by DBM in the amounts of $53,218 and $25,750, respectively. See "Certain Transactions."

(3) Messrs. Ballard and Boulay became executive officers of Magicspace upon consummation of the Company's acquisition of Space Agency in December 1996.

EMPLOYMENT AGREEMENTS

         In July 1996, the Company entered into five year employment agreements with each of Messrs. Krassner, Marsh, Marshall and Bechdel, which provide for annual base salaries of $150,000, $250,000, $250,000 and $150,000, respectively, with automatic annual increases of $25,000. If any of these executives is terminated for cause, as defined in his employment agreement, the executive is not entitled to receive severance pay. If the executive is terminated without cause, he is entitled to receive his then current salary for the remaining term of the employment agreement but in no event less than two years of such salary. Each of the employment agreements contains a provision that the executive will not compete or engage in a business competitive with the current or anticipated business of the Company for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his employment. In addition, each executive agreed not to disclose confidential information of the Company during the term of his employment or thereafter.

         In December 1996, Magicspace entered into three year employment agreements with John W. Ballard and Steven Boulay, which provide for annual base salaries of $150,000 and $100,000, respectively. If either of these executives is terminated for cause, as defined in his employment agreement, the executive is not entitled to receive severance pay. If the executive is terminated without cause, he is entitled to receive his then current salary for the remaining term of the employment agreement but in no event less than two years of such salary. Each of the employment agreements contains a provision that the executive will not compete or engage in a business competitive with the current or anticipated business of the Company for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his employment. In addition, each executive agreed not to disclose confidential information of the Company during the term of his employment or thereafter.

STOCK OPTION PLANS

         Under the Company's 1996 Employee Stock Option Plan (the "Stock Option Plan") and Director's Stock Option Plan (the "Directors Plan," and together with the Stock Option Plan, the "Plans"), 1,700,000 shares of Common Stock and 50,000 shares of Common Stock, respectively, are reserved for issuance upon exercise of options. The Plans are designed to serve as an incentive for retaining qualified and competent employees and directors.

         The Company's Board of Directors, or a committee thereof, administers and interprets the Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company (currently 45 individuals), including officers and directors (whether or not employees) of the Company. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal

Revenue Code) and nonstatutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of options will not be less than the fair market value of the Common Stock on the date of grant, and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Plans that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         Only nonemployee directors are eligible to receive options under the Directors Plan. The Directors Plan provides for an automatic grant of options to purchase 2,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of options to purchase 2,000 shares of Common Stock upon such person's re-election as a director of the Company. All such options are required to have an exercise price equal to not less than the fair market value of the Common Stock at the date of grant.

         Options granted under the Stock Option Plan will be exercisable after the period or periods specified in the option agreement relating to such grant, and options granted under the Directors Plan are exercisable immediately. Options granted under the Plans are not exercisable after the tenth anniversary of the date of grant and are not transferable other than by will or by the laws of descent and distribution. The Plans also authorize the Company to make loans to optionees to enable them to exercise their options.

PERFORMANCE GRAPH

         Set forth below is a graph comparing the cumulative shareholder returns from a $100 investment in the Company's Common Stock and reinvestment of dividends from August 2, 1996 (the date the Common Stock was first registered pursuant to the Securities Exchange Act of 1934, as amended) through December 31, 1996 with (i) companies with market capitalizations comparable to that of the Company (which includes all companies listed on the American Stock Exchange, the New York Stock Exchange and NASDAQ having market capitalizations between $75,000,000 and $100,000,000 as of March 31, 1997) and (ii) companies listed on the American Stock Exchange, the New York Stock Exchange and NASDAQ with SIC Codes ranging from 7920 to 7929. The Company did not pay any dividends on its Common Stock during this period.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
           AMONG MAGICWORKS ENTERTAINMENT INCORPORATED, COMPANIES WITH
           MARKET CAPITALIZATION BETWEEN $75,000,000 AND $100,000,000
      AND A PEER GROUP INDEX COMPOSED OF COMPANIES WITH SIC CODES 7920-7929

                                [GRAPHIC OMITTED]

---------------------------------------------------------------------------------------------------------------------
                                     LEGEND

SYMBOL     TOTAL RETURNS INDEX FOR:                         08/02/96 8/30/96   9/30/96   10/31/96 11/29/96  12/31/96
------     ------------------------                         -------- -------   -------   -------- --------  --------
/bullet/   NYSE/AMEX/NASDAQ STOCKS (SIC                      100.000  99.117    102.348    99.463  103.245    99.620
           7920-7929 US COMPANIES)

/box/      CRSP TOTAL RETURNS INDEX FOR THE                  100.000 103.174    104.776   100.215  101.565   102.149
           NYSE/AMEX/NASDAQ COMPANIES WITH MARKET
           CAPITALIZATION OF $75M-$100M
           AS OF 03-31-97
/diamond/  THE COMPANY                                       100.000  96.875    100.000    87.500   90.625    78.125

Notes:

     A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 08/02/96

---------------------------------------------------------------------------------------------------------------------

         The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         PHILOSOPHY. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry, in light of the Company's then current and anticipated performance. The Compensation Committee endorses the position that the ownership of equity interests in the Company by management is beneficial in aligning executive officers' and stockholders' interests in the enhancement of shareholder value.

         COMPONENTS OF EXECUTIVE COMPENSATION. Compensation of the Company's executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and a bonus. Long-term incentives are provided through the grant of stock options under the Company's 1996 Stock Option Plan.

         BASE SALARIES AND BONUSES. The Compensation Committee attempts to set base salaries and bonuses of its executive officers at levels that it believes are competitive with other companies of the same size in the Company's industry. Information about appropriate salary and bonus levels has been determined by reviewing the public disclosure of the Company's competitors and through the Company's recruiting activities. In July 1996, the Board of Directors approved, and each of Messrs. Krassner, Marsh, Marshall and Bechdel entered into, a five-year employment agreement with the Company. Each such agreement provides for an initial annual base salary with automatic annual salary increases of $25,000 during its term.

         STOCK OPTIONS. The Compensation Committee grants stock options to the Company's executive officers pursuant to the Company's 1996 Stock Option Plan. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms at which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers' long range interests with those of the stockholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company.

         It is the Compensation Committee's intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer's total compensation. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of the Company overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. The Compensation Committee did not grant any stock options during 1996, although it intends to grant stock options during 1997 based on the criteria discussed above.

         In December 1994, the Internal Revenue Service issued amendments to the proposed regulations previously issued under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended. In general, Section 162(m) disallows a public company's deduction for compensation to any employee in excess of $1.0 million per year, unless such compensation is paid in connection with the attainment of performance goals established by the compensation committee of the board of directors and approved by the stockholders of such company in advance of the period during which services relating to such compensation were rendered. None of the executive officers of the Company presently receives, and the Compensation Committee does not anticipate that such persons will receive, annual cash compensation in excess of the $1 million cap provided in Section 162(m). The Compensation Committee intends to take the necessary steps to ensure compliance with Section 162(m).

                                          H. Yale Gutnick
                                          Ronald J. Korn

                              CERTAIN TRANSACTIONS

         MEI was formed in June 1996 for the purpose of combining the operations of the Constituent Corporations. Effective at the closing of the Company's private placement in July 1996 (the "Private Placement") of units (the "Units") comprised of shares of Common Stock and unsecured senior convertible notes (the "Notes"), MEI issued shares of Common Stock to the stockholders of each of the Constituent Corporations in exchange for their respective interests in the Constituent Corporations, as a result of which each of the Constituent Corporations became a wholly-owned subsidiary of the Company. The number of shares of Common Stock issued to each such stockholder was determined by mutual agreement, based on their respective ownership interests in the Constituent Corporations.

         Prior to being consolidated with MEI, the Constituent Corporations operated as S corporations under the applicable provisions of the Internal Revenue Code of 1986, as amended. In connection therewith, the Constituent Corporations declared and paid distributions during 1995 in the amounts of $223,210, $2,081,057, $760,044, $701,839 and $324,000 to Messrs. Krassner,
Marsh, Marshall, Bechdel and Ballard, respectively. In 1996, the Company declared and paid distributions to Messrs. Krassner, Marsh, Marshall, Bechdel and Ballard in the respective amounts of $145,040, $1,419,772, $473,256, $473,256 and $1,472,861. Such distributions were in addition to the salaries paid to Messrs. Marsh, Marshall, Bechdel and Ballard.

         In May 1996, the Company entered into a lease agreement with respect to its Miami Beach office with a corporation that is owned by Messrs. Krassner and Marsh. The agreement calls for monthly lease payments of $3,250 for a five-year term. The agreement further provides for annual increases of $200 per month during its term. The Company paid rent pursuant to a prior lease for such property for the years ended December 31, 1995 and 1996 in the amounts of $39,000 and $27,306, respectively.

         In November 1994, the Company entered into a lease for its Ohio office, which is owned by Mr. Marshall. The agreement calls for monthly rental payments of approximately $3,417, and expires in November 2002. The Company paid rent pursuant to such lease during 1995 and 1996 in the aggregate amounts of $33,000 and $37,984, respectively.

         In December 1996, the Company entered into a lease renewal for its Salt Lake City office, which is co-owned by Mr. Ballard. The lease, which expires in December 2000, calls for monthly rental payments of approximately $3,000. The Company paid rent pursuant to such lease during 1995 and 1996 in the aggregate amounts of $18,100 and $31,000, respectively.

         In November 1995, one of the Constituent Corporations issued to an individual its convertible promissory note in the amount of $100,000 exchangeable into shares of common stock of such Constituent Corporation. Such individual assigned such convertible promissory note to Mr. Krassner in exchange for the right to receive 75,167 of the shares of the Company to be received by Mr. Krassner at the time of the Merger in exchange for Mr. Krassner's stock ownership interests in the Constituent Corporations. Mr. Krassner then canceled the note, and, as a result, the Company extinguished $89,235 of a $100,000 debt owed by Mr. Krassner to the Company, leaving a balance owing from the Company to Mr. Krassner of $10,765 with respect to such debt, which was paid in full by Mr. Krassner in August 1996.

         In July and September 1996, the Company closed the Private Placement in which it received aggregate gross proceeds of $10,371,500. A total of 120 investors purchased Units in the Private Placement. Brad Krassner, Joe Marsh and Lee Marshall, each of whom is a director and executive officer of the Company, and H. Yale Gutnick, a director of the Company, also invested in the Private Placement (purchasing 11,000, 22,000, 11,000 and 5,000 shares of Common Stock and $25,500, $51,000, $25,500 and $12,500 of principal amount of Notes, respectively).

         The Company has a line of credit and other short term borrowings which are payable on demand (the "Credit Line"). The Credit Line provides for short-term borrowing of up to $1.2 million. All of the Company's indebtedness under the Credit Line has been personally guaranteed by Messrs. Krassner, Marsh, Marshall and Bechdel. The Company anticipates that no further personal guarantees of the Company's indebtedness by its executive officers will be made.

         Prior to the Merger, the Company had paid management fees for accounting, general management, office and other administrative services to DBM, an entity then controlled by Mr. Krassner. Such fees aggregated $25,750, $53,218 and $75,378 in 1996, 1995 and 1994, respectively.

         As of June 30, 1996, MovieTime Entertainment Incorporated, a Florida corporation ("Movietime"), which was acquired by the Company in August 1996, was indebted to the Company in the amount of $459,398 plus accrued interest. The Company obtained such funds under a credit line with Merrill Lynch. As a result of the Company's acquisition of Movietime, the indebtedness to the Company was eliminated in consolidation and the Company became indebted to Merrill Lynch during August 1996, which indebtedness has been paid in full.

         Messrs. Krassner, Marsh, Marshall and Bechdel owned 31.1%, 6.7%, 3.9% and 2.7%, respectively, of the issued and outstanding common stock of Movietime immediately prior to the Company's acquisition of Movietime, which ownership interests were exchanged for 373,333, 80,827, 47,268 and 31,905 shares of Common Stock, respectively.

         In connection with the Private Placement, the Company paid Capital Growth International, Inc. ("Capital Growth") (as the placement agent for the Private Placement) an aggregate cash commission of $790,120 and a nonaccountable expense allowance of $172,530.

         In addition, the Company issued to Capital Growth and its designees an aggregate of 488,820 shares of the Company's Common Stock and an aggregate of 500,000 warrants to purchase 500,000 shares of Common Stock.

         The Company has agreed to indemnify Capital Growth against certain liabilities in connection with the Private Placement, including liabilities under the Securities Act of 1933, as amended.

         The Company has retained Capital Growth for a period of twenty-four months at a fee of $2,500 per month, to render various financial advisory services thereto, and specified fees for additional financings and other transactions.

FUTURE TRANSACTIONS

         The Company will require that any future transactions between the Company and its officers, directors, principal stockholders and the affiliates of the foregoing persons be on terms no less favorable to the Company than could be reasonably obtained in arm's length transactions with independent third parties, and that any transactions not in the ordinary course of business also be approved by a majority of the Company's outside independent directors who are disinterested in the transaction.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         In November 1996, the Company's Board of Directors replaced Ernst & Young LLP, certified public accountants ("Ernst & Young"), with Arthur Andersen LLP as its independent auditor. The report of Ernst & Young on the combined financial statements of Magicworks Entertainment as of and for the three years ended December 31, 1995 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles and there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference thereto in its report on the combined financial statements of Magicworks Entertainment for such years.

         The firm of Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1996. The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.


                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business to be presented at the Company's 1997 Annual Meeting of Stockholders. If any other business should properly come before the Company's 1997 Annual Meeting of Stockholders, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


                               GENERAL INFORMATION

         Deadline for Stockholder Proposals. Proposals by holders of the Company's Common Stock which are intended to be presented at the next annual meeting of stockholders must be received by the Company for inclusion in the Company's next proxy statement and form of proxy relating to that meeting no later than February 1, 1998. Such proposals must also comply in full with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                                           By Order of the Board of Directors,


                                           Brad Krassner
                                           CO-CHAIRMAN OF THE BOARD
                                           AND CHIEF EXECUTIVE OFFICER

Miami, Florida
June 4, 1997

                      MAGICWORKS ENTERTAINMENT INCORPORATED
                              930 WASHINGTON AVENUE
                           MIAMI BEACH, FLORIDA 33139



      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS



         The undersigned holder of Common Stock of Magicworks Entertainment Incorporated, a Delaware corporation (the "Company"), hereby appoints Brad L. Krassner and Lee Marshall, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of common stock of the Company that the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of the Company, to be held on Thursday, June 19, 1997, at 10:00 a.m., local time, at the Aurora Country Club, 50 Trails End, Aurora, Ohio, and at any adjournment(s) or postponement(s) thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1) BELOW.

Proposal 1.   Election of Joe Marsh, Lee Marshall,  Brad L. Krassner, John W.
              Ballard,  H. Yale Gutnick and Ronald J. Korn as directors of the
              Company.

              [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s) (if any).

-------------------------------------------------------------------------------

              [ ]   VOTE WITHHELD from all nominees.

              In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                           (CONTINUED FROM OTHER SIDE)


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL OF THE DIRECTOR NOMINEES.

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 1996 Annual Report to Stockholders.


                                   Dated: __________________________, 1997


                                   --------------------------------------------
                                                  (Signature)

                                   --------------------------------------------
                                          (Signature if held jointly)


                                   IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   PLEASE MARK, SIGN AND DATE THIS PROXY CARD
                                   AND PROMPTLY RETURN IT IN THE ENVELOPE
                                   PROVIDED. NO POSTAGE NECESSARY IF MAILED IN
                                   THE UNITED STATES.